Registration No. 333-14253
                                                               Rule 424 (b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 19, 1997

                   MLCC Mortgage Investors, Inc., Depositor
             Mortgage Loan Asset Backed Pass-Through Certificates,
                            Series 1997-A, Class A

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

-------------------------------------------------------------------------------

         On March 26, 1997, the Mortgage Loan Asset Backed Pass-Through Certificates, Series 1997-A, Class A (the "Certificates") were issued in an approximate original aggregate principal amount of $324,728,000. The Certificates represent beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of March 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The Master Servicer has informed the Depositor that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                      PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                  (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    ------------------------    -------------------------    ------------------------
                                     Number of                    Number of                   Number of
                                    PrimeFirst     Principal     PrimeFirst    Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans        Amount         Loans         Amount
                                    -----------   ----------    -----------   ----------     -----------   ----------
PrimeFirst Loans
  Outstanding...................         11,223   $4,526,896         11,263   $4,408,862          14,159   $5,302,950
Delinquency Period
  30-59 Days....................            199     $ 76,666            184     $ 77,751             183     $ 66,254
  60-89 Days....................             38       15,834             26        9,815              26       18,544

  90 Days or More*..............             15        8,300             34       23,664              24       18,072
                                         ------       ------         ------    ---------          ------    ---------
     Total Delinquency..........            252     $100,800            244     $111,230             233     $102,870
                                         ======     ========         ======     ========            ====    =========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.25%        2.23%          2.17%        2.52%           1.65%        1.94%

Loans in Foreclosure............             36     $ 33,135             47     $ 43,681              39     $ 47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.32%        0.73%          0.42%        0.99%           0.28%        0.89%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.

                                            PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                  (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................            $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                11,243                12,711               12,607
                                                            ------------          ------------          -----------
Gross Charge-offs.................................            $    5,578            $    4,030            $   5,363
Recoveries........................................            $       16            $        2            $      99
                                                              ----------            ----------            ---------
Net Charge-offs...................................            $    5,562            $    4,028            $   5,264
                                                              ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                 0.12%                 0.08%                0.11%

         The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)

                                                               As of December 31,
                                -----------------------------------------------------------------------------
                                -----------------------------------------------------------------------------
                                    1994          1995         1996          1997         1998       1999
                                ------------  -----------  ------------  -----------  ----------- -----------
Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395       30,571      31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217   $1,191,938  $1,202,594
Loan balance of revolving
  credit line loans 2 months
  delinquent.................       $ 5,358      $ 8,447       $ 8,292      $ 5,450     $  6,634    $  6,427
Loan balance of revolving
  credit line loans 3 months
  or more delinquent.........      $ 22,989     $ 33,763      $ 39,508     $ 44,104     $ 31,348    $ 22,863
Total of 2 months or more
  delinquent as a percentage
  of aggregate loan balance
of revolving credit line loans        2.63%        3.26%         3.53%        3.57%        3.19%       2.44%


                                       Revolving Credit Line Loan Loss Experience
                                                  (Dollars in Thousands)

                                                               As of December 31,
                                ----------------------------------------------------------------------------------
                                ----------------------------------------------------------------------------------
                                    1994          1995         1996          1997          1998           1999
                                ------------  -----------  ------------  -----------  -------------  -------------

Number of revolving credit
  line loans serviced........        15,598       25,056        28,368       31,395         30,571         31,517
Aggregate loan balance of
  revolving credit line
  loans serviced.............    $1,079,693   $1,293,483    $1,353,800   $1,387,217     $1,191,938    $ 1,202,594
For the Period:
  Gross Charge-offs
    dollars..................       $ 1,118      $ 3,700       $ 1,860      $ 4,269       $  2,756       $  4,445
  Percentage(1)..............         0.10%        0.29%         0.14%        0.31%          0.23%          0.37%

-------------
            (1) As a percentage of aggregate balance of revolving credit line loans serviced.

         Additionally, the information contained in the tables entitled "Range of Cut-off Date Principal Balances", "Prime Index Initial Mortgage Loan Margins", "One-Month LIBOR Index Initial Mortgage Loan Margins", "Six-Month LIBOR Index Initial Mortgage Loan Margins" and "One-Year Treasury Index Initial Mortgage Loan Margins" under the heading "The Mortgage Pool" on pages S-21 and S-24 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and Margins of the Mortgage
Loans:

              Range of Principal Balances as of December 31, 1999

                                                                                                % of Mortgage Pool
                                        Number of Mortgage                                         by Principal
     Range of Principal Balances              Loans                  Principal Balance                Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    33                $                1,247,809.10               0.89%
$50,000-54,999.99                               11                                   559,296.79               0.40%
$55,000-59,999.99                               7                                    408,900.08               0.29%
$60,000-74,999.99                               18                                 1,202,940.06               0.85%
$75,000-99,999.99                               45                                 3,941,986.92               2.80%
$100,000-149,999.99                             65                                 8,087,770.39               5.74%
$150,000-199,999.99                             53                                 9,167,161.73               6.51%
$200,000-249,999.99                             46                                10,106,780.95               7.17%
$250,000-299,999.99                             41                                11,333,119.14               8.04%
$300,000-349,999.99                             39                                12,448,301.90               8.83%
$350,000-399,999.99                             15                                 5,690,428.00               4.04%
$400,000-449,999.99                             10                                 4,161,763.38               2.95%
$450,000-499,999.99                             13                                 6,215,870.91               4.41%
$500,000-549,999.99                             13                                 6,708,208.54               4.76%
$550,000-599,999.99                             9                                  5,223,889.36               3.71%
$600,000-649,999.99                             5                                  3,123,166.36               2.22%
$650,000-699,999.99                             5                                  3,352,740.11               2.38%
$700,000-749,999.99                             5                                  3,654,334.30               2.59%
$750,000-799,999.99                             5                                  3,882,195.16               2.75%
$800,000-849,999.99                             6                                  4,931,310.56               3.50%
$850,000-899,999.99                             2                                  1,751,000.00               1.24%
$900,000-949,999.99                             1                                    900,000.00               0.64%
$950,000-999,999.99                             8                                  7,880,207.81               5.59%
$1,000,000-1,099,999.99                         5                                  5,000,000.00               3.55%
$1,100,000-1,199,999.99                         6                                  6,698,146.78               4.75%
$1,200,000-1,299,999.99                         3                                  3,764,073.00               2.67%
$1,300,000-1,399,999.99                         2                                  2,729,475.00               1.94%
$1,600,000-1,699,999.99                         2                                  3,335,689.53               2.37%
$3,000,000 or Higher                            1                                  3,410,750.00               2.42%
                                      ------------------------------------------------------------------------------
               TOTALS                          474                  $            140,917,315.86             100.00%
                                      ==============================================================================


                             Prime Index Mortgage Loan Margins as of December 31, 1999

                                                                                               % of Prime Index
                                        Number of Mortgage                                     Mortgage Loans by
               Margin                         Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                 0.25           1                        $       279,377.49                  63.91%
                                1.625           1                                                            36.09%
                                                                                 157,792.55
                                      ------------------------------------------------------------------------------
                                      ------------------------------------------------------------------------------
               TOTALS                           2                        $       437,170.04                 100.00%
                                      ==============================================================================


                        One-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                                                                  % of One-Month
                                                                                                    LIBOR Index
                                        Number of Mortgage                                        Mortgage Loans by
               Margin                         Loans                 Principal Balance             Principal Balance
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                0.875           2                        $       960,947.53                   1.42%
                                1.375           7                              6,604,574.97                   9.76%
                                  1.5           2                                795,870.91                   1.18%
                                1.625           33                            13,905,144.65                  20.54%
                                 1.75           6                              4,176,893.35                   6.17%
                                1.875           28                            14,405,111.81                  21.28%
                                    2           19                            11,586,011.63                  17.12%
                                2.125           39                             7,199,247.61                  10.64%
                                 2.25           9                              1,294,065.67                   1.91%
                                2.375           18                             3,301,021.27                   4.88%
                                  2.5           4                                461,551.41                   0.68%
                                2.625           16                             2,994,235.27                   4.42%
                                      ------------------------------------------------------------------------------
               TOTALS                          183                      $     67,684,676.08                 100.00%
                                      ==============================================================================


                        Six-Month LIBOR Index Mortgage Loan Margins as of December 31, 1999

                                                                                                  % of Six-Month
                                                                                                    LIBOR Index
                                        Number of Mortgage                                       Mortgage Loans by
               Margin                         Loans                 Principal Balance            Principal Balance
--------------------------------------------------------------------------------------------------------------------
                                0.375           1                        $       700,000.00                   1.01%
                                 1.25           1                                260,999.99                   0.38%
                                  1.5           7                              6,165,107.81                   8.86%
                                1.625           7                              4,813,668.64                   6.92%
                                 1.75           31                            12,204,118.73                  17.55%
                                1.875           9                              5,989,925.10                   8.61%
                                    2           41                            12,721,874.18                  18.29%
                                2.125           6                              2,828,792.02                   4.07%
                                 2.25           97                            14,274,588.57                  20.52%
                                2.375           5                              1,053,593.34                   1.51%
                                  2.5           31                             4,515,322.77                   6.49%
                                2.625           4                                372,881.11                   0.54%
                                 2.75           41                             3,580,923.59                   5.15%
                                    3           1                                 71,988.06                   0.10%
                                      ------------------------------------------------------------------------------
               TOTALS                          282                       $    69,553,783.91                 100.00%
                                      ==============================================================================


                       One-Year Treasury Index Mortgage Loan Margins as of December 31, 1999

                                                                                                  % of One-Year
                                                                                                  Treasury Index
                                        Number of Mortgage                                      Mortgage Loans by
               Margin                         Loans                 Principal Balance           Principal Balance
------------------------------------------------------------------------------------------------------------------
                                1.875           1                $      1,000,000.00                  30.85%
                                2.125           1                         289,182.47                   8.92%
                                 2.25           1                         185,798.13                   5.73%
                                  2.5           3                       1,017,363.08                  31.38%
                                 2.75           1                         749,342.15                  23.12%
                                      ----------------------------------------------------------------------------
               TOTALS                           7                $      3,241,685.83                 100.00%
                                      ============================================================================

                             --------------------

                The date of this Supplement is March 31, 2000.